Exhibit 10.46

355 Madison Ave
Morristown, NJ 07960
P: (973) 538-1194
F: (973) 538-1196

www.boomerangsystems.com
We Make Real Estate TM

October 28, 2011

Dear Investor:

You hereby have caused Boomerang’s Line of Credit with Highlands State Bank in the amount of $1,000,000 to be paid in full, thereby, stepping in the shoes of Highlands State Bank.  The Company now owes you $1,000,000. You agree that upon the finalization of the documents related to the private placement by the Company of convertible notes and warrants that you will convert the loan into an equivalent amount of convertible note and warrants being issued in such private placement as if you had invested the amount of loan in the private placement.  Please acknowledge your agreement to the foregoing.

Sincerely,	Agreed and Accepted:

/s/ Joseph R. Bellantoni	/s/ Gail Mulvihill
Joseph R. Bellantoni	By: Gail Mulvihill, President
CFO	Lake Isle Corporation